Exhibit 99.1

Seritage Growth Properties Reports Third Quarter 2022 Operating Results

New York – November 9, 2022– Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties today reported financial and operating results for the three and nine months ended September 30, 2022.

“In the third quarter the Company made tremendous progress advancing our plan of sale, which our shareholders overwhelmingly supported at our annual shareholders meeting last month. During the quarter and subsequent to quarter end, our gross proceeds from asset sales totaled $411.6 million, and we have now monetized $583.9 million of assets year to date. This allowed us to repay $280 million of debt from the beginning of Q3 to date, for a total of $440 million of principal repayments since the end of 2021, resulting in annualized interest savings of approximately $30.8 million. We have also developed a robust sales pipeline of over $800 million worth of assets either under contract or with accepted offers, providing a clear path towards further significant debt paydowns. In addition to our success in selling assets and paying down our debt, we continue to create value across the portfolio through leasing, development and securing entitlements” said Andrea Olshan, Chief Executive Officer and President.

Plan of Sale:

On October 24, 2022, at the 2022 Annual Meeting of Shareholders, the shareholders voted to approve the Plan of Sale as detailed in the Company’s Definitive Proxy statement filed with Securities and Exchange Commission on September 14, 2022.

Sale Highlights:

•
Generated $235.2 million of gross proceeds during the three months ended September 30, 2022 from the sale of 22 wholly owned properties and 8 joint venture assets.
•
Subsequent to quarter end, generated $176.4 million of gross proceeds from the sale of 12 assets.
•
The Company has 10 assets under contract for sale with no due diligence contingencies for total anticipated proceeds of $124.9 million and 26 assets under contract for sale subject to customary due diligence for total anticipated proceeds of $421.5 million. All assets for sale are subject to closing conditions. Additionally, the Company has accepted offers and is currently negotiating definitive purchase and sale agreements on assets with accepted offers of approximately $299.2 million.

Financial Highlights:

For the three months ended September 30, 2022:

•
Net loss attributable to common shareholders of ($4.7) million, or ($0.08) per share, as compared to net loss attributable to common shareholders of ($21.8) million, or ($0.50) per share for the same period last year.
•
Total Net Operating Income (“Total NOI”) of $12.2 million, which is an increase of 50% when compared to assets held in the same manner at September 30, 2021.
•
As of September 30, 2022, the Company had cash on hand of $140.6 million, including $10.8 million of restricted cash. As of November 4, 2022, the Company had cash on hand of $134.1 million, including $10.8 million of restricted cash.
•
During the quarter, the Company made $170 million in principal repayments on the Company’s term loan facility (“Term Loan Facility”). Subsequent to quarter end, the Company made an additional $110 million in principal repayments, reducing the balance of the Term Loan Facility to $1.16 billion and resulting in a reduction to $360 million of paydowns required by July 31, 2023 to extend the Term Loan Facility for an additional two years.

Other Highlights

•
Signed 13 leases covering 85 thousand square feet (75 thousand at share) in the third quarter at an average projected annual rent of $22.06 PSF ($21.20 PSF at share).
•
Signed leases in the third quarter included:
•
Four new leases covering approximately 7 thousand square feet (4 thousand at share) at Premier assets at an average projected annual rent of $91.39 PSF net ($87.72 PSF at share), bringing the portfolio to 63.5% leased;
•
Six leases covering approximately 24 thousand square feet at Multi-Tenant Retail assets at an average projected annual rent of $34.13 PSF net, bringing occupancy of the Multi-Tenant Retail portfolio up to 84.2%;
•
Two retail leases covering approximately 39 thousand square feet at Non-Core assets at an average projected annual rent of $9.39 PSF net; and
•
One retail lease covering approximately 15 thousand square feet (7.5 thousand at share) at one other unconsolidated entity signed at an average projected annual rent of $5.64 PSF net.
•
Leases signed subsequent to quarter end were:
•
One thousand square feet of second floor retail was leased at a Premier asset at a base rent of $44.00 PSF net; and
•
Ten thousand square feet (5 thousand at share) of ground floor retail at Premier assets at a base rent of $55.65 PSF net ($60.81 PSF at share).
•
An additional eight leases under negotiation representing over 100 thousand square feet at an average projected base rent of $23.90 PSF net; and
•
Brought 11 tenants online representing 207 thousand square feet (202 thousand at share) and $4.0 million in annual base rent ($3.6 million at share).

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of September 30, 2022:

(in thousands except number of leases and acreage data)

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	38	5,334 sf / 523 acres	4,492	13.8
Residential (3)	11	44 sf / 134 acres	44	12.2
Premier	5	235 sf / 99 acres	147	19.7
Non-Core (4)	50	7,899 sf / 631 acres	815	12.6
Unconsolidated
Other Entities	14	1,106 sf / 226 acres	311	16.1
Residential (3)	1	49 sf / 12 acres	30	11.7
Premier	2	158 sf / 16 acres	101	8.0

(1) Square footage is presented at the Company’s proportional share.

(2) Based on signed leases at September 30, 2022.

(3) Represents ancillary tenants currently in place at assets intended for residential use.

(4) Represents assets the Company previously designated for sale.

Multi-Tenant Retail

During the three months ended September 30, 2022, the Company invested $9.2 million in its multi-tenant retail properties. The remaining capital expenditures in the multi-tenant retail portfolio are primarily comprised of tenant improvements. During the third quarter, the Company opened stores representing 188 thousand square feet and $3.0 million of annual base rent. The portfolio inclusive of SNO is 84.2% leased at an average lease term of over 10 years and average rates of $16.87 PSF gross.

The table below provides a summary of all Multi-Tenant Retail signed leases as of September 30, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	161	4,306	80.7%	$71,277	94.0%	$16.55
SNO retail leases (1)	17	185	3.5%	4,510	6.0%	24.38
Leases in negotiation	2	102	1.9%	1,076	N/A	10.65
Total retail leases	180	4,593	86.1%	$76,863	100.0%	$16.73
(1) SNO = signed not yet opened leases.

During the three months ended September 30, 2022, the Company signed new leases at its retail properties totaling 24 thousand square feet at an average base rent of $34.13 PSF net. The Company has 4.3 million in-place leased square feet and approximately 185 thousand square feet signed but not opened. Seritage has total occupancy of 84.2% for its multi-tenant retail properties. As of September 30, 2022, there is an additional approximately 842 thousand square feet available for lease in the Multi-Tenant Retail portfolio, with multi-tenant retail leases under negotiation for 102 thousand square feet at an average base rent of $10.65 PSF net.

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of June 30, 2022	17	357	$6,833	$19.14
Opened	(5)	(188)	(3,028)	16.11
Sold / terminated	(1)	(8)	(125)	15.63
Signed	6	24	830	34.58
As of September 30, 2022	17	185	$4,510	$24.38

Premier Mixed-Use

The Company has one premier mixed-use project in the active leasing stage, which is our property in Aventura, FL. As of September 30, 2022, the Company has 66 thousand in-place leased square feet (43 thousand at share), 283 thousand square feet signed but not opened (205 thousand at share), and 201 thousand square feet available for lease (145 thousand at share) with leases under negotiation for over 20 thousand square feet.

The table below provides a summary of all signed leases at Premier assets as of September 30, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	17	43	10.9%	$2,527	15.2%	$58.77
SNO retail leases (1)	22	93	23.8%	7,422	44.4%	79.81
SNO office\ leases (1)	5	112	28.5%	6,758	40.4%	60.34
Leases in negotiation	6	23	5.8%	1,880	N/A	85.45
Total Premier leases	50	271	69.0%	$18,587	100.0%	$68.59
(1) SNO = signed not yet opened leases.

Premier - Retail

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of June 30, 2022	23	105	$8,781	$83.63
Opened	(2)	(3)	(262)	96.00
Terminated	(2)	(11)	(1,211)	112.52
Signed	3	3	244	81.33
Changes in Asset Categories / Tenant Amendments (1)	-	(1)	(130)	N/A
As of September 30, 2022	22	93	$7,422	$79.81
(1) Represents short-term leases now represented in specialty leasing or amendments negotiated with the tenant.

Premier - Office

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of June 30, 2022	4	110	$6,648	$60.44
Signed	1	2	110	55.00
As of September 30, 2022	5	112	$6,758	$60.34

During the three months ended September 30, 2022, the Company invested $15.1 million in its consolidated development and operating properties and an additional $2.9 million into its unconsolidated entities.

Aventura:

During the third quarter of 2022, the Company continued to advance 216,000 square feet of mixed-use activation at the project in Aventura, FL. The Company continues to advance construction on Aventura and remains on track to open its first tenants to the public in the fourth quarter of 2022, with rolling openings thereafter.

During the quarter ended September 30, 2022, the Company signed one new lease totaling two thousand square feet at an average base rent of $72.00 PSF net. As of September 30, 2022, the Company has 127 thousand square feet signed but not opened. With occupancy at 59.0%, the Company has 89 thousand square feet available for lease, of which 22 thousand square feet is in lease negotiation and has leasing activity on over an additional 20 thousand square feet.

San Diego UTC:

As of September 30, 2022, the property has 47 thousand in-place leased square feet and 156 thousand square feet signed but not opened. Subsequent to quarter close, the remaining 10 thousand square feet in vacant space was signed bringing office and retail space to 100% leased.

Dispositions

During the three months ended September 30, 2022, the Company sold 30 properties, generating $235.2 million of gross proceeds. The Company also repurchased one asset for $22.2 million, which it sold during the three months ended September 30, 2022. Of the Q3 transactions:

•
$94.2 million of gross proceeds were from vacant or non-income producing assets sold at $40.09 PSF. The sale of these assets eliminates $4.9 million of carrying costs;
•
$75.0 million of gross proceeds were from income producing stabilized properties, partially leased development sites and outparcel pads reflecting a 4.3% blended in-place capitalization rate; and
•
$66.0 million of gross proceeds from monetizing unconsolidated entity interests.

During the quarter and subsequently, the Company was able to generate a robust sales pipeline. As of November 4, 2022, we had assets under contract for sale with no due diligence contingencies for total anticipated proceeds of $124.9 million and assets under contract for sale, subject to customary due diligence, for total anticipated proceeds of $421.5 million. All assets for sale are subject to closing conditions. Though all of these deals are anticipated to close prior to July 31, 2023, even if only a portion of the contracts actually closed prior to such date, the proceeds from such portion of the contracts that actually closed would provide sufficient proceeds to qualify the Company for the extension of its Term Loan Facility. Additionally, the Company has accepted offers and is currently negotiating definitive purchase and sale agreements on assets with offers of approximately $299.2 million.

Financial Summary

The table below provides a summary of the Company’s financial results for the three and nine months ended September 30, 2022:

(in thousands except per share amounts)	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss attributable to Seritage common shareholders	$(4,664)	$(21,759)	$(170,074)	$(104,769)
Net loss per share attributable to Seritage common shareholders	(0.08)	(0.50)	(3.57)	(2.50)
Total NOI	12,150	8,075	33,245	25,061

For the quarter ended September 30, 2022:

•
Total NOI for the third quarter of 2022 reflects the impact of $(1.0) million total NOI relating to sold properties.

Total NOI is comprised of:

(in thousands)	Three Months Ended		Nine Months Ended
Consolidated Properties	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Multi-tenant retail	$14,109	$11,395	$40,681	$32,986
Premier	(1,061)	(458)	(2,900)	(1,540)
Residential	1,229	(3,099)	(1,917)	(6,440)
Sell	(3,304)	(974)	(7,995)	(4,040)
Sold	(976)	492	(346)	411
Total	9,997	7,356	27,523	21,377
Unconsolidated Properties
Residential	282	50	77	50
Premier	2,158	132	1,854	660
Other joint ventures	(287)	537	3,791	2,974
Total	2,153	719	5,722	3,684
Total NOI	$12,150	$8,075	$33,245	$25,061

The Company collected 99% of its base rent for the third quarter.

As of September 30, 2022, the Company had cash on hand of $140.6 million, including $10.8 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential debt and capital markets transactions, to fund its operations and select development activity. The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the condensed consolidated financial statements included in Part I, Item 1 and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Dividends

On February 16, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2022 to holders of record on March 31, 2022.

On April 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on July 15, 2022 to holders of record on June 30, 2022.

On July 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on October 17, 2022 to holders of record on September 30, 2022.

On November 1, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be payable on January 16, 2022 to holders of record on December 30, 2022.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2022.

Strategic Review

The 2022 Annual Meeting of Shareholders occurred on October 24, 2022, following our filing of a final proxy statement with the SEC on September 14, 2022. During the meeting, the Plan of Sale was approved by the shareholders. The strategic review process remains ongoing as the Company executes the Plan of Sale, and the Company remains open minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Sears Bankruptcy Litigation

On April 6, 2022, the Court entered an order in the Consolidated Litigation, upon the agreement of the parties thereto, providing for a mediation of the litigation. The parties and the Court extended the mediation several times, through August, and up until the settlement described below was reached.

On August 9, 2022, following the mediation, all of the parties to the Litigation and certain of the parties to the Shareholder Litigation (to which Seritage is not a defendant) entered into a settlement agreement pursuant to which the defendants paid to the Sears estate $175 million (of which the Seritage Defendants contributed approximately $35.0 million) in exchange for dismissal of the Consolidated Litigation and for the full and final satisfaction and release of all claims in the Consolidated Litigation (including, in the case of the Seritage Defendants, any and all claims between the Seritage Defendants and the Sears estate in the Sears bankruptcy proceeding).

On September 2, 2022, the United States Bankruptcy Court for the Southern District of New York entered an order approving the settlement and, on October 18, 2022, the Litigation was dismissed. While the Company believes that the claims against the Seritage Defendants in the Litigation were without merit, the Company entered into the settlement, without admitting any fault or wrongdoing, in order to avoid the continued imposition of legal defense costs, distraction, and the uncertainty and risk inherent in any litigation.

The Company has reserved the settlement amount described above based on the Company’s contributions to the settlement of the Litigation. This estimate is recorded as litigation reserve in the condensed consolidated statement of operations during the nine months ended September 30, 2022. The Company paid the settlement amount described above in October 2022.

On March 2, 2021, the Company brought a lawsuit in Delaware state court against QBE Insurance Corporation, Endurance American Insurance Company, Allianz Global Risks US Insurance Company and Continental Casualty Company, each of which are D&O insurance providers of the Company (the “D&O Insurers”). The Company’s lawsuit is seeking, among other things, declaratory relief and money damages as a result of certain of the D&O Insurers refusal to pay certain costs and expenses related to the defense of the Litigation discussed above. Any amounts received from the insurers will offset the Seritage Defendants' contribution. Subsequent to September 30, 2022, the Company reached settlement agreements with two of the D&O Insurers for gross proceeds of $12.7 million. The litigation remains outstanding with respect to the remaining D&O Insurers.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

COVID-19 Pandemic

The Coronavirus (“COVID-19”) pandemic has caused significant impacts on the real estate industry in the United States, including the Company’s properties.

As a result of the development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions may change, potentially significantly, in future periods and results for the three and nine months ended September 30, 2022 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods. As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Non-GAAP Financial Measures

The Company makes reference to NOI and Total NOI which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI or Total NOI are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses. Other real estate companies may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other real estate companies. The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties. This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of September 30, 2022, the Company’s portfolio consisted of interests in 121 properties comprised of approximately 16.1 million square feet of gross leasable area ("GLA") or build-to-suit leased area, approximately 313 acres held for or under development and approximately 7.9 million square feet or approximately 631 acres to be disposed of. The portfolio consists of approximately 13.5 million square feet of GLA held by 104 wholly owned properties (such properties, the “Consolidated Properties”) and 2.6 million square feet of GLA held by 17 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Investment in real estate
Land	$282,917	$475,667
Buildings and improvements	804,882	994,221
Accumulated depreciation	(127,043)	(154,971)
	960,756	1,314,917
Construction in progress	260,007	381,194
Net investment in real estate	1,220,763	1,696,111
Real estate held for sale	202,777	—
Investment in unconsolidated entities	383,061	498,563
Cash and cash equivalents	129,767	106,602
Restricted cash	10,821	7,151
Tenant and other receivables, net	39,943	29,111
Lease intangible assets, net	4,511	14,817
Prepaid expenses, deferred expenses and other assets, net	62,883	61,783
Total assets (1)	$2,054,526	$2,414,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility, net	$1,269,648	$1,439,332
Sales-leaseback financing obligations	—	20,627
Litigation reserve	35,533	—
Accounts payable, accrued expenses and other liabilities	118,700	109,379
Total liabilities (1)	1,423,881	1,569,338

Commitments and contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 56,032,381 and 43,632,364 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	560	436
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of September 30, 2022 December 31, 2021; liquidation preference of $70,000	28	28
Additional paid-in capital	1,359,686	1,241,048
Accumulated deficit	(731,759)	(553,771)
Total shareholders' equity	628,515	687,741
Non-controlling interests	2,130	157,059
Total equity	630,645	844,800
Total liabilities and shareholders' equity	$2,054,526	$2,414,138

(1) The Company's condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The condensed consolidated balance sheets, as of September 30, 2022, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(1.0) million of accumulated depreciation and $4.0 million of other assets included in other line items. The Company's condensed consolidated balance sheets as of December 31, 2021, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $6.6 million of land, $3.9 million of building and improvements, $(0.9) million of accumulated depreciation and $4.0 million of other assets included in other line items.

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE
Rental income	$23,253	$28,819	$81,755	$87,560
Management and other fee income	248	184	2,355	598
Total revenue	23,501	29,003	84,110	88,158
EXPENSES
Property operating	9,700	11,585	31,535	33,514
Real estate taxes	6,483	8,542	21,056	27,758
Depreciation and amortization	9,169	13,159	31,772	39,629
General and administrative	10,811	8,780	30,996	32,002
Litigation reserve	533	—	35,533	—
Total expenses	36,696	42,066	150,892	132,903
Gain on sale of real estate, net	45,433	22,774	112,449	65,079
Loss on sale of interests in unconsolidated entities	(139)	—	(139)	—
Impairment of real estate assets	(10,275)	(3,814)	(120,609)	(70,053)
Equity in loss of unconsolidated entities	(2,275)	(5,535)	(69,071)	(9,024)
Interest and other (expense) income	(1,047)	48	(937)	8,202
Interest expense	(21,916)	(26,721)	(67,167)	(81,847)
Loss before income taxes	(3,414)	(26,311)	(212,256)	(132,388)
Provision for income taxes	(67)	(38)	(295)	(198)
Net loss	(3,481)	(26,349)	(212,551)	(132,586)
Net loss attributable to non-controlling interests	42	5,815	46,152	31,492
Net loss attributable to Seritage	$(3,439)	$(20,534)	$(166,399)	$(101,094)
Preferred dividends	(1,225)	(1,225)	(3,675)	(3,675)
Net loss attributable to Seritage common shareholders	$(4,664)	$(21,759)	$(170,074)	$(104,769)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(0.08)	$(0.50)	$(3.57)	$(2.50)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(0.08)	$(0.50)	$(3.57)	$(2.50)
Weighted average Class A common shares outstanding - Basic	55,361	43,631	47,600	41,976
Weighted average Class A common shares outstanding - Diluted	55,361	43,631	47,600	41,976

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended
NOI and Total NOI	September 30, 2022	June 30, 2022	September 30, 2021
Net loss	$(3,481)	$(142,083)	$(26,349)
Termination fee income	—	(92)	(379)
Management and other fee income	(248)	(286)	(184)
Depreciation and amortization	9,169	10,669	13,159
General and administrative expenses	10,811	11,093	8,780
Litigation reserve	533	35,000	—
Equity in loss of unconsolidated entities	2,275	33,720	5,535
Gain on sale of interests in unconsolidated entities	139	—	—
Gain on sale of real estate, net	(45,433)	(68,031)	(22,774)
Impairment of real estate assets	10,275	109,343	3,814
Interest and other (income) expense	1,047	(99)	(48)
Interest expense	21,916	22,663	26,721
Provision for income taxes	67	203	38
Straight-line rent	2,873	(3,599)	(1,005)
Above/below market rental expense	54	56	48
NOI	$9,997	$8,557	$7,356
Unconsolidated entities
Net operating income of unconsolidated entities	2,450	2,267	666
Straight-line rent	(305)	(228)	(272)
Above/below market rental (income)/expense	8	6	181
Termination fee income	—	—	144
Total NOI	$12,150	$10,602	$8,075